Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ACI WORLDWIDE COMPLETES ACQUISITION OF S1 CORPORATION

•	Acquisition extends ACI as full-service global leader for payment systems

•	Delivers enhanced scale and support for financial organizations, processors and retailers around the world

•	Combined expertise strengthens ACI’s leadership in the payments industry

(New York, N.Y. – February 13, 2012) – ACI Worldwide, Inc. (Nasdaq: ACIW), a leading international provider of payment systems, today announced that it has accepted for payment all shares of S1 Corporation (Nasdaq: SONE) common stock tendered in the previously announced exchange offer.

ACI intends to acquire the remaining S1 shares pursuant to a merger as provided in the October 3, 2011 transaction agreement between ACI and S1. In the merger, all remaining publicly held shares of S1 common stock not purchased in the exchange offer will be converted into the right to receive $6.62 in cash, without interest, and 0.1064 of a share of ACI common stock, less any required withholding taxes. Following completion of the exchange offer and the merger, S1 will be now a subsidiary of ACI and its shares will no longer be publicly traded.

The acquisition of S1 positions ACI as a full-service global leader of financial and payment solutions, with the ability to deliver the broadest suite of payment offerings globally targeting financial organizations, processors and retailers–supported by a global team of expert, local employees. S1 brings to ACI a highly complementary set of products, strong global capabilities and success with a range of financial institutions and retailers. Together, the combined company will provide a rich set of capabilities across the broadest payment solutions to serve retail banking, wholesale banking, processors and retailers, and is well positioned to address both emerging and developed payments markets.

Philip Heasley, CEO of ACI Worldwide said, “I am delighted that we have completed the acquisition of S1 and can now focus on delivering the benefits of the broader solution set to our wider customer base. S1’s products and capabilities are an excellent match with ACI’s existing offerings and will help us create a larger, more diversified company supported by a broader base of revenues.”

Heasley continued, “I am also very pleased to welcome S1’s talented payment experts to ACI and look forward to working with them in the future. The size, scope, geographic reach and expanded technical expertise of the combined ACI-S1 will allow us to focus on delivering business agility while offering even greater opportunities to our employees and customers across the world. As part of our integration, we are pleased to add Jan Kruger to our executive leadership team as the head of our ACI On Demand and hosting operations. In this role he will help us maximize the combined strength of our organizations to provide world-class delivery to our customers.”

Through the transaction, ACI has acquired the three product sets known as S1 Payments Processing and Card Management, S1 Online Banking and S1 Branch Banking. The global reach of these offerings enables ACI to build on its strong footprint in the U.S. while bringing these services to customers around the world. With the acquisition, ACI has also grown its customer base with key financial institutions, retailers and processors across the globe.

“At ACI, we have developed a comprehensive and practical integration plan, which we intend to quickly deploy to realize the full benefits of this acquisition for our customers, employees and shareholders,” Mr. Heasley concluded. “The combined organization creates a compelling full-service global provider of financial and payments software with significant scale, and we look forward to bringing these benefits to the market.”

ACI expects to announce fourth quarter and full year 2011 earnings tomorrow, February 14, 2012, and will update full-year 2012 financial guidance at that time.

For more information about this news, please visit www.aciworldwide.com/s1integration.

Twittercue: ACI Worldwide Completes Acquisition of S1 Corporation http://bit.ly/nts4cG

About ACI Worldwide

ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US $12 trillion in wholesale payments, and for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to any forward-looking statements made in connection with an exchange offer.

We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to, the following: (1) negative effects on ACI’s business or S1’s business resulting from the pendency of the proposed transaction, (2) that ACI may not achieve the synergies and other expected benefits within the expected time or in the amounts it anticipates, and (3) that ACI may not be able to promptly and effectively integrate the merged businesses. Other factors that could materially affect ACI’s and S1’s respective businesses and actual results of operations are discussed in their most recent Annual Reports on Form 10-K, as well as other filings with the SEC, available on the SEC’s website located at www.sec.gov.

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For more information contact:

Media:

Scott Fitzgerald

Vice President, Marketing

ACI Worldwide, Inc.

(781) 370-3623

press@aciworldwide.com

Investors:

Tamar Gerber

Vice President, Investor Relations & Financial

Communications

ACI Worldwide, Inc.

(646) 348-6708

press@aciworldwide.com